Exhibit 10.3

TAX SEPARATION AGREEMENT

THIS TAX SEPARATION AGREEMENT (this “Agreement”) dated as of April 17, 2009 is made and entered into by Walter Industries, Inc., a Delaware corporation (“Walter”) and the Walter Affiliates (as defined below), and Walter Investment Management LLC, a Delaware limited liability company (“Spinco”) and the Spinco Affiliates (as defined below).

RECITALS

WHEREAS, Walter is the common parent corporation of an “affiliated group” of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and of certain combined groups as defined under similar laws of other jurisdictions and Spinco and the Spinco Affiliates and WMC and the WMC Affiliates are, as of the date hereof, and have been members of such groups;

WHEREAS, the groups of which Walter is the common parent and Spinco and the Spinco Affiliates and WMC and the WMC Affiliates are members file or intend to file Consolidated Returns and Combined Returns (each as defined below);

WHEREAS, on April 17, 2009, JWHHC’s interests in WMC, Walter Investment Reinsurance Co. Ltd. and Best Insurors, Inc. were sold by JWHHC to Walter in exchange for cash or a note executed by Walter;

WHEREAS, on April 17, 2009, Walter contributed its interests in WMC, Walter Investment Reinsurance Co. Ltd. and Best Insurors, Inc. to Spinco in exchange for all the limited liability company interests in Spinco;

WHEREAS, as of the date of this Agreement, Walter intends to make a distribution (the “Distribution”) of the issued and outstanding limited liability company interests of Spinco pro rata to the holders of Walter capital stock in a transaction that is intended to qualify as a tax-free distribution under Section 355 of the Code;

WHEREAS, following the Distribution, Spinco intends to merge (the “Merger”) into Hanover Capital Mortgage Holdings, Inc. (“HCM”), with HCM being the surviving corporation in the Merger and a successor to Spinco;

WHEREAS, at the effective time of the Merger, the surviving corporation will be renamed Walter Investment Management Corporation; and

WHEREAS, Walter and Spinco desire to set forth their agreement regarding the allocation of taxes, the filing of tax returns, the administration of tax contests and other related matters;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.           DEFINITIONS

1.1           “ADDITIONAL TAXABLE DIVIDEND” means a dividend required to be paid by Spinco (under Section 860 of the Code or otherwise) in order to meet the requirement of Section 857(a)(2)(B) of the Code and maintain its status as a “real estate investment trust” for United States federal income tax purposes, and resulting solely from an E+P Adjustment.

1.2           “ADJUSTMENT AMOUNT” means with respect to any taxable year, and with respect to any Non-Audit Adjustment, the amount determined under Section 3.9 of this Agreement.

1.3           “AUDIT” includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding, relating to Taxes, whether administrative or judicial.

1.4           “COMBINED GROUP” means a group of corporations or other entities that files a Combined Return.

1.5           “COMBINED RETURN” means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein one or more members of the WMC Group or Spinco Group join in the filing of a Tax Return with Walter or a Walter Affiliate that is not also a member of either such group.

1.6           “CONSOLIDATED GROUP” means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which Walter is the common parent and which includes the Spinco Group and WMC Group.

1.7           “CONSOLIDATED RETURN” means any Tax Return with respect to Federal Income Taxes filed by the Consolidated Group pursuant to Section 1501 of the Code.

1.8           “CURRENT TAXABLE PERIODS” means, as applicable, the taxable period commencing on January 1, 2009 and ending on the Distribution Date, and the taxable year commencing on January 1, 2008 and ending on December 31, 2008.

1.9           “DISTRIBUTION DATE” means the day on which the Distribution is effective.

1.10         “DISTRIBUTION TAXES” means any (i) Taxes imposed on, or increase in Taxes incurred by, Walter or any Walter Affiliate and (ii) any Taxes of a Walter shareholder (or former Walter shareholder) that are required to be paid or reimbursed by Walter or any Walter Affiliate pursuant to a legal determination, resulting from, or arising in connection with, the failure of the Distribution to qualify as a tax-free transaction under Section 355 of the Code (including, without limitation, any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions.  Any Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory rate with respect to such Taxes for the relevant taxable period (or portion thereof).

1.11         “E+P ADJUSTMENT” means, as a result of a Final Determination, any positive adjustment to the earnings and profits (as determined for United States federal income tax purposes) of the Consolidated Group or any member of the Consolidated Group arising from any redetermination of any item of income, gain, loss, deduction or credit of any member of the Consolidated Group.

1.12         “ESTIMATED TAX INSTALLMENT DATE” means the installment due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15).

1.13         “FEDERAL INCOME TAX” or “FEDERAL INCOME TAXES” means any tax imposed under Subtitle A of the Code (including the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), including any interest, additions to Tax, or penalties applicable thereto, and any other income based Federal Tax which is hereinafter imposed upon corporations.

1.14         “FEDERAL TAX” means any Tax imposed under the Code or otherwise under United States federal Tax law.

1.15         “FINAL DETERMINATION” means (a) the final resolution of any Tax (or other matter) for a taxable period, including any related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds, amended returns, appeals from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) by execution of an IRS Form 870-AD, or by a comparable form under the laws of other jurisdictions (excluding, however, any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of Tax by any member of the Consolidated Group or Combined Group with respect to any item disallowed or adjusted by a Tax Authority provided that Walter determines that no action should be taken to recoup such payment.

1.16         “HOMES” means Jim Walter Homes, LLC, a subsidiary of Walter, and any of its subsidiaries.

1.17         “IRS” means the Internal Revenue Service.

1.18         “JWHHC” means JWH Holding Company, LLC, a Delaware limited liability company.

1.19         “MARKET VALUATION” means as of the first business day immediately following the date on which the Distribution is effected (i) with respect to Spinco, the fair market value of all of its issued and outstanding limited liability company interests as of such date, or (ii) with respect to Walter, the fair market value of all of its issued and outstanding stock (measured using the mean of the high and low of the public trading price as published in The Wall Street Journal) as of such date.

1.20         “NON-AUDIT ADJUSTMENT” means the redetermination of any item of income, gain, loss, deduction or credit of any member of the Consolidated Group or any Combined Group other than as a result of an Audit or any settlement or compromise with any Tax Authority, provided that such redetermination is attributable to misleading or inaccurate information provided by Spinco, any Spinco Affiliate, WMC or any WMC Affiliate to Walter, or the failure by Spinco, any Spinco Affiliate, WMC or any WMC Affiliate to provide material information to Walter.

1.21         “NON-FEDERAL COMBINED TAXES” means any Non-Federal Taxes with respect to which a Combined Return is filed.

1.22         “NON-FEDERAL INCOME TAX” means any income-based Non-Federal Tax imposed by any Tax Authority, including any interest, additions to Tax, or penalties applicable thereto.

1.23         “NON-FEDERAL SEPARATE TAXES” means any Non-Federal Taxes that are not Non-Federal Combined Taxes.

1.24         “NON-FEDERAL TAXES” means any Tax other than a Federal Tax.

1.25         “OFFICER’S CERTIFICATE” means a letter executed by an officer of Walter or Spinco and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

1.26         “POST-DISTRIBUTION PERIOD” means a taxable period beginning after the Distribution Date.

1.27         “PRE-DISTRIBUTION PERIOD” means any taxable period beginning on or prior to the Distribution Date.

1.28         “PRO FORMA SPINCO GROUP COMBINED RETURN” means a pro forma non-federal combined tax return or other schedule prepared pursuant to Section 3.6 of this Agreement.

1.29         “PRO FORMA SPINCO GROUP CONSOLIDATED RETURN” means a pro forma consolidated federal income tax return prepared pursuant to Section 3.5 of this Agreement.

1.30         “PRO FORMA WMC GROUP COMBINED RETURN” means a pro forma non-federal combined tax return or other schedule prepared pursuant to Section 3.6 of this Agreement.

1.31         “PRO FORMA WMC GROUP CONSOLIDATED RETURN” means a pro forma consolidated federal income tax return prepared pursuant to Section 3.5 of this Agreement.

1.32         “RULING” means (i) any private letter ruling issued by the IRS in connection with the Distribution in response to a request for such a private letter ruling filed by Walter (or any Walter Affiliate) prior to the date of the Distribution, and (ii) any similar ruling issued by any other Tax Authority addressing the application of a provision of the laws of another jurisdiction to the Distribution.

1.33         “RULING DOCUMENTS” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Walter, its Affiliates and shareholders to the IRS, or on behalf of Spinco, its Affiliates and shareholders to the IRS the appendices and exhibits thereto, and any Ruling issued by the IRS to Walter (or any Walter Affiliate) or Spinco (or any Spinco Affiliate) in connection with the Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Distribution.

1.34         “SPINCO” means Walter Investment Management LLC, a Delaware limited liability company.

1.35         “SPINCO AFFILIATE” means any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, directly or indirectly “controlled” by Spinco where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

1.36         “SPINCO BUSINESS” means the business and operations conducted by Spinco and its Affiliates as such business and operations will continue after the date of the Distribution.

1.37         “SPINCO GROUP” means the affiliated group of corporations, including any entity that is a disregarded entity for federal income tax purposes, as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, of which Spinco would be the common parent if it were not a subsidiary of Walter, and any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, which may be or become a member of such group from time to time.

1.38         “SPINCO GROUP COMBINED TAX LIABILITY” means, with respect to any taxable year, the Spinco Group’s liability for Non-Federal Combined Taxes as determined under Section 3.6 of this Agreement.

1.39         “SPINCO GROUP FEDERAL INCOME TAX LIABILITY” means, with respect to any taxable year, the Spinco Group’s liability for Federal Income Taxes as determined under Section 3.5 of this Agreement.

1.40         “SUPPLEMENTAL RULING” means (i) any ruling (other than the Ruling) issued by the IRS in connection with the Distribution, and (ii) any similar ruling issued by any other Tax Authority addressing the application of a provision of the laws of another jurisdiction to the Distribution.

1.41         “SUPPLEMENTAL RULING DOCUMENTS” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with the Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Distribution.

1.42         “SUPPLEMENTAL TAX OPINION” has the meaning set forth in Section 4.2(c) of this Agreement.

1.43         “TAX” or “TAXES” means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to Tax, or penalties applicable thereto.

1.44         “TAX ASSET” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum taxes).

1.45         “TAX AUTHORITY” includes the IRS and any state, local, or other governmental authority responsible for the administration of any Taxes.

1.46         “TAX COUNSEL” means a nationally recognized law firm or accounting firm selected by Walter to provide a Tax Opinion or a Supplemental Tax Opinion.

1.47         “TAX OPINION” means an opinion issued by PricewaterhouseCoopers LLP addressing certain United States federal income tax consequences of the Distribution under Section 355 of the Code as one of the conditions to completing the Distribution.

1.48         “TAX RETURN” OR “TAX RETURNS” means any return, declaration, statement, report, schedule, certificate, form, information return or any other document (and any related or supporting information) including an amended tax return required to be supplied to, or filed with, a Tax Authority with respect to Taxes.

1.49         “TAXABLE DIVIDEND” means the dividend paid by Spinco in the form of cash and Spinco interests immediately subsequent to the Distribution and immediately preceding the Merger.

1.50         “WALTER AFFILIATE” means any corporation or other entity, including any entity that is disregarded for federal income tax purposes, directly or indirectly “controlled” by Walter where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Spinco and any Spinco Affiliate, and WMC and any WMC affiliate, as applicable.

1.51         “WALTER BUSINESS” means all of the businesses and operations conducted by Walter and any Walter Affiliates, excluding the Spinco Business or the WMC Business, at any time, whether prior to, or after the Distribution Date.

1.52         “WALTER GROUP” means the affiliated group of corporations, including any entity that is a disregarded entity for federal income tax purposes, as defined in Section

1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, of which Walter is the common parent, and any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, which may be or become a member of such group from time to time.

1.53         “WMC” means Walter Mortgage Company LLC, a Delaware limited liability company.

1.54         “WMC AFFILIATE” means (i) any corporation or other entity, including any entity that is disregarded for federal income tax purposes, directly or indirectly “controlled” by WMC where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, (ii) Best Insurors, Inc. and (iii) Walter Investment Reinsurance Co., Ltd.

1.55         “WMC BUSINESS” means all of the businesses and operations conducted by WMC and any WMC Affiliates, as such business and operations will continue after the date of the Distribution.

1.56         “WMC GROUP COMBINED TAX LIABILITY” means, with respect to any taxable year, the WMC Group’s liability for Non-Federal Combined Taxes as determined under Section 3.6 of this Agreement.

1.57         “WMC GROUP FEDERAL INCOME TAX LIABILITY” means, with respect to any taxable year, the WMC Group’s liability for Federal Income Taxes as determined under Section 3.5 of this Agreement.

1.58         “WMC GROUP” means the affiliated group of corporations, including any entity that is a disregarded entity for federal income tax purposes, as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, of which WMC would be the common parent if it were not a subsidiary of Spinco, and any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, which may be or become a member of such group from time to time. Such group shall also include Best Insurors, Inc. and Walter Investment Reinsurance Co., Ltd.

SECTION 2.           PREPARATION AND FILING OF TAX RETURNS

2.1           IN GENERAL.  (a)  Walter shall have the sole and exclusive responsibility for the preparation and filing of any Consolidated Return or Combined Return.

(b) Spinco shall, subject to Section 2.2 of this Agreement, be responsible for preparing and filing all Tax Returns of Spinco and the Spinco Affiliates, and of WMC and the WMC Affiliates, other than those described in Section 2.1(a) of this Agreement.

2.2           PREPARATION AND FILING OF RETURNS.  (a) All Tax Returns described in Section 2.1 of this Agreement shall be (1) prepared in a manner that is consistent with Section 4 of this Agreement and the Code, and (2) filed on a timely basis (taking into account applicable extensions) by the party responsible for such filing under Section 2.1 of this Agreement.

(b)           Subject to Section 2.2(a) of this Agreement, Walter, in its sole discretion, shall have the exclusive right with respect to any Consolidated Return or Combined Return (a) to determine (1) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by any member of the Consolidated Group or applicable Combined Group, and (4) whether any amended Tax Returns should be filed, (b) to control, contest, and represent the interests of the Consolidated Group and  any Combined Group in any Audit and to resolve, settle, or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any Audit, (c) to file, prosecute, compromise or settle any claim for refund, and (d) to determine whether any refunds, to which the Consolidated Group or applicable Combined Group may be entitled, shall be paid by way of refund or credited against the Tax liability of the Consolidated Group or applicable Combined Group. Spinco, for itself and its subsidiaries, hereby irrevocably appoints Walter as its agent and attorney-in-fact to take such action (including the execution of documents) as Walter may deem appropriate to effect the foregoing.

2.3           FURNISHING INFORMATION. (a) Spinco (or the applicable Spinco  Affiliate) shall, to the extent commercially reasonable,(i) furnish to Walter in a timely manner such information, documents and assistance as Walter may reasonably request for purposes of (1) preparing any original or amended Consolidated Return or Combined Return, (2) contesting or defending any Audit relating to a Consolidated Return or a Combined Return, and (3) making any determination or computation necessary or appropriate under this Agreement; (ii) cooperate and provide assistance in any Audit of any Consolidated Return or Combined Return; (iii) retain and provide on demand books, records, documentation or other information relating to any Tax Return and maintain and provide support to Walter (including the provision of the appropriate personnel as further described in Section 2.3(b) of this Agreement) with respect to any electronic financial systems that provide information relating to historical data, including data required to be sourced from the “mainframe” (the data that is maintained by Walter that was sourced from the McCormick and Dodge system and its predecessor (the “Mainframe”) or the related data that may at any time be transferred from the mainframe to an alternate database, until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; and (iv) take such action as Walter may deem appropriate in connection therewith. For purposes of this Section 2.3(a), such assistance shall include, but not be limited to, the making available of individuals with expertise relating to matters that are the subject of any Audit or proceeding, or relating to any information or documents requested under this Section 2.3(a), at the times and in the manner requested by Walter.

(b)           For purposes of Section 2.3(a) of this Agreement, the provision of appropriate personnel shall include, without limitation, the following persons: (i) Joe Kelly, Executive VP of WMC, shall be made available, to the extent commercially reasonable, upon request to provide data required to be sourced from the Mainframe, (ii) Kim Perez, CFO, and Ann Carballa, Director of Systems Integration, of WMC, shall be made available, to the extent commercially reasonable, to provide data requests specifically for the periods post 2002, upon which time the Company converted from the Mainframe to alternate systems, and to assist Joe Kelly in providing data requests for data prior to 2002.  In addition, WMC shall use its commercially reasonable best efforts to assure that the knowledge of the individuals described in clause (i) and (ii), as it pertains to the data requests, shall be transferred to others within the WMC organization should these individuals leave the employ of WMC, unless prevented by the circumstances of such departure.

(c)           Walter shall, to the extent commercially reasonable, furnish to Spinco (or the applicable Spinco Affiliate) in a timely manner such assistance as Spinco may reasonably require for purposes of preparing any Tax Return relating to the Taxes of the Spinco Group for any Pre-Distribution Period, and Walter shall, to the extent commercially reasonable, provide Spinco (or the applicable Spinco Affiliate) any assistance reasonably required in providing any information requested pursuant to this Section 2.3. For purposes of this Section 2.3(e), such assistance shall include, but not be limited to, the making available of individuals with expertise relating to the matters described in this Section 2.3, at the times and in the manner reasonably requested by Spinco. For the avoidance of doubt, the obligations of Walter under this Section 2.3(e) shall in no way limit its obligations under any other agreements entered into in connection with the Distribution.

SECTION 3.           PAYMENT OF TAXES AND TAX SHARING AMOUNTS

3.1           FEDERAL INCOME TAXES. Walter shall pay (or cause to be paid) to the IRS all Federal Income Taxes, if any, of the Consolidated Group.

3.2           NON-FEDERAL COMBINED TAXES. Walter shall pay (or cause to be paid) to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of any Combined Group.

3.3           NON-FEDERAL SEPARATE TAXES AND OTHER TAXES. Spinco shall pay to the appropriate Tax Authorities all Non-Federal Separate Taxes and any other Taxes (other than those described in Section 3.1 and Section 3.2 of this Agreement), if any, of Spinco and the Spinco Affiliates, and of WMC and the WMC Affiliates, including, without limitation, those for any Pre-Distribution Period (or portion thereof ending on the Distribution Date) arising as a result of a Final Determination with respect to Federal Income Taxes that requires an adjustment to any Taxes described in this Section 3.3. With respect to any Current Taxable Period, the Non-Federal Separate Taxes and any other Taxes described in this Section 3.3 shall include any Non-Federal Separate Taxes and any other Taxes owed by JWHHC (as the former parent of the WMC Group for such periods) to the extent attributable to the income of WMC or the WMC Affiliates, and, accordingly, shall be payable by Spinco to JWHHC or Walter not later than 15 business days after it is notified by Walter of the amount due. Notwithstanding the foregoing, any 1098 reporting penalties imposed by the IRS relating to a Pre-Distribution Period shall be paid by Walter. For purposes of this Section, “1098 reporting penalties” shall mean any penalties that result solely from a determination that the amount of interest reported with respect to the financing contracts associated with the sale of homes by Homes was incorrectly reported on IRS Form 1098.

3.4           SPINCO LIABILITY FOR FEDERAL INCOME TAXES AND NON-FEDERAL COMBINED TAXES FOR CURRENT TAXABLE YEARS.  For each Current Taxable Period, Spinco shall pay to Walter an amount equal to, without duplication, the sum of (1) the WMC Group Federal Income Tax Liability, (2) the WMC Group Combined Tax Liability, (3) the Spinco Group Federal Income Tax Liability and (4) the Spinco Group Combined Tax Liability, for such period, as determined pursuant to Sections 3.5 and 3.6 of this Agreement, and in the manner described in Section 3.8 of this Agreement.

3.5           wmc GROUP and Spinco group FEDERAL INCOME TAX LIABILITY.  (a)  WMC GROUP FEDERAL INCOME TAX LIABILITY. The WMC Group Federal Income Tax Liability for a Current Taxable Period shall be the WMC Group’s liability for Federal Income Taxes for such taxable period, as determined on a Pro Forma WMC Group Consolidated Return prepared in accordance with Section 3.5(b) of this Agreement.

(b)           PRO FORMA WMC GROUP CONSOLIDATED RETURN. With respect to a Current Taxable Period, Walter shall prepare or cause to be prepared (and, as requested by Walter, Spinco shall cooperate in preparing) a Pro Forma WMC Group Consolidated Return as if the WMC Group were not and never were part of the Consolidated Group, but rather were a separate affiliated group of corporations of which WMC were the common parent filing a consolidated federal income tax return for such period pursuant to Section 1501 of the Code.  For the avoidance of doubt, the Pro Forma WMC Group Consolidated Return shall be prepared without regard to the conversion of WMC to a disregarded entity, treating WMC as a corporation for these purposes.

(c)           SPINCO GROUP FEDERAL INCOME TAX LIABILITY. The Spinco Group Federal Income Tax Liability for a Current Taxable Period shall be the Spinco Group’s liability for Federal Income Taxes for such taxable period, as determined on a Pro Forma Spinco Group Consolidated Return prepared in accordance with Section 3.5(d) of this Agreement.

(d)           PRO FORMA SPINCO GROUP CONSOLIDATED RETURN. With respect to a Current Taxable Period, Walter shall prepare or cause to be prepared (and, as requested by Walter, Spinco shall cooperate in preparing) a Pro Forma Spinco Group Consolidated Return as if the Spinco Group were not and never were part of the Consolidated Group, but rather were a separate affiliated group of corporations of which Spinco were the common parent filing a consolidated federal income tax return for such period pursuant to Section 1501 of the Code.

3.6           WMC GROUP AND SPINCO GROUP COMBINED TAX LIABILITY.  (a) WMC GROUP COMBINED TAX LIABILITY. The WMC Group Combined Tax Liability for a Current Taxable Period shall be the sum for such taxable period of the WMC Group’s liability for each Non-Federal Combined Tax, as determined on Pro Forma WMC Group Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 3.5(b) hereof.  For the avoidance of doubt, the Pro Forma WMC Group Combined Return shall be prepared without regard to the conversion of WMC to a disregarded entity for U.S. federal income tax purposes, treating WMC as a corporation for these purposes, and Spinco and the WMC Group shall be liable for such taxes pursuant to Section 3.4 of this Agreement, regardless of whether JWHHC is ultimately responsible for filing the Tax Returns relating to such Non-Federal Combined Taxes.

(b)           SPINCO GROUP COMBINED TAX LIABILITY. The Spinco Group Combined Tax Liability for a Current Taxable Period shall be the sum for such taxable period of the Spinco Group’s liability for each Non-Federal Combined Tax, as determined on Pro Forma Spinco Group Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 3.5(d) hereof.

3.7           TAX SHARING INSTALLMENT PAYMENTS.  (a)  WMC GROUP FEDERAL INCOME TAXES. For each Estimated Tax Installment Date with respect to any

Current Taxable Period, Walter shall determine under Section 6655 of the Code the estimated amount of the related installment of the WMC Group Federal Income Tax Liability and shall notify Spinco of such amount. Spinco shall then pay to Walter, not later than 15 business days after it is notified by Walter of such amount, the amount thus determined.

(b)           WMC GROUP NON-FEDERAL COMBINED TAXES. For each estimated tax installment date with respect to Non-Federal Combined Taxes for any Current Taxable Period, Walter shall determine the estimated amount of the related installment of the WMC Group Combined Tax Liability and shall notify Spinco of such amount.  Spinco shall pay to Walter, not later than 15 business days after it is notified by Walter of such amount, the amount thus determined.

(c)           SPINCO GROUP FEDERAL INCOME TAXES. For each Estimated Tax Installment Date with respect to any Current Taxable Period, Walter shall determine under Section 6655 of the Code the estimated amount of the related installment of the Spinco Group Federal Income Tax Liability and shall notify Spinco of such amount. Spinco shall then pay to Walter, not later than 15 business days after it is notified by Walter of such amount, the amount thus determined.

(d)           SPINCO GROUP NON-FEDERAL COMBINED TAXES. For each estimated tax installment date with respect to Non-Federal Combined Taxes for any Current Taxable Period, Walter shall determine the estimated amount of the related installment of the Spinco Group Combined Tax Liability and shall notify Spinco of such amount.  Spinco shall pay to Walter, not later than 15 business days after it is notified by Walter of such amount, the amount thus determined.

3.8           TAX SHARING TRUE-UP PAYMENTS.  (a)  FEDERAL INCOME TAXES.  Not later than 60 business days after the Consolidated Return is filed with respect to any Current Taxable Period, Walter shall deliver to Spinco a Pro Forma WMC Group Consolidated Return and a Pro Forma Spinco Group Consolidated Return or other comparable schedules reflecting the WMC Group Federal Income Tax Liability and Spinco Group Federal Income Tax Liability for such period. Not later than 10 business days after the date such Pro Forma WMC Group Consolidated Return and Pro Forma Spinco Group Consolidated Return or other schedules are delivered, Spinco shall pay to Walter, or Walter shall pay to Spinco, as appropriate, an amount equal to (i) the difference, if any, between the WMC Group Federal Income Tax Liability for such taxable period and the aggregate amount paid by Spinco with respect to such taxable period under Section 3.7(a) of this Agreement, and (ii) the difference, if any, between the Spinco Group Federal Income Tax Liability for such taxable period and the aggregate amount paid by Spinco with respect to such taxable period under Section 3.7(c) of this Agreement. Notwithstanding anything to the contrary herein, Walter shall only be required to make a payment to Spinco pursuant to this Section 3.8(a) to the extent it has received a refund of Federal Income Taxes attributable to such amounts; and in no event shall such payment be required prior to 15 days after the receipt of such refund.

(b)           NON-FEDERAL COMBINED TAXES.  Not later than 60 business days after the Combined Return is filed with respect to any taxable period described in Section 3.4, Walter shall deliver to Spinco a Pro Forma WMC Group Combined Return and a Pro Forma Spinco Group Combined Return or other comparable schedules reflecting the WMC Group Combined Tax Liability and Spinco Group Combined Tax Liability for such taxable year (or portion thereof ending on the Distribution Date). Not later than 10 business days following delivery of such Pro Forma WMC Group Combined Return and Pro Forma Spinco Group Combined Return or other schedules, Spinco shall pay to Walter, or Walter shall pay to Spinco, as appropriate, an amount equal to (i) the difference, if any, between the WMC Group Combined Tax Liability for such taxable year (or portion thereof ending on the Distribution Date) and the amount paid by Spinco with respect to such taxable year (or portion thereof ending on the Distribution Date) under Section 3.7(b) of this Agreement, and (ii) the difference, if any, between the Spinco Group Combined Tax Liability for such taxable period and the aggregate amount paid by Spinco with respect to such taxable period under Section 3.7(d) of this Agreement. Notwithstanding anything to the contrary herein, Walter shall only be required to make a payment to Spinco pursuant to this Section 3.8(b) to the extent it has received a refund of Non-Federal Combined Taxes attributable to such amounts; and in no event shall such payment be required prior to 15 days after the receipt of such refund.

3.9           ADJUSTMENT AMOUNT.  (a)  IN GENERAL.  In the event of any Non-Audit Adjustment, Spinco shall pay Walter the Adjustment Amount.

(b)           COMPUTATION.  The Adjustment Amount shall be equal to the sum of (A) the difference between (1) the sum of the WMC Group Federal Income Tax Liability and the WMC Group Combined Tax Liability that would have been computed under Sections 3.5 and 3.6 for the taxable year to which the Non-Audit Adjustment relates had such year been a Current Taxable Period, taking such Non-Audit Adjustment into account, and (2) the sum of the WMC Group Federal Income Tax Liability and the WMC Group Combined Tax Liability that would have been computed under Sections 3.5 and 3.6 for the taxable year to which the Non-Audit Adjustment relates had such year been a Current Taxable Period, without regard to such Non-Audit Adjustment; and (B) the difference between (1) the sum of the Spinco Group Federal Income Tax Liability and the Spinco Group Combined Tax Liability that would have been computed under Sections 3.5 and 3.6 for the taxable year to which the Non-Audit Adjustment relates had such year been a Current Taxable Period, taking such Non-Audit Adjustment into account, and (2) the sum of the Spinco Group Federal Income Tax Liability and the Spinco Group Combined Tax Liability that would have been computed under Sections 3.5 and 3.6 for the taxable year to which the Non-Audit Adjustment relates had such year been a Current Taxable Period, without regard to such Non-Audit Adjustment.

(c)           PAYMENT.  Walter shall deliver to Spinco a schedule reflecting the computation of any Adjustment Amount with respect to any applicable taxable year. Not later than 5 business days after the date such schedule is delivered, Spinco shall pay Walter such Adjustment Amount.

3.10         INTEREST ON LATE PAYMENTS.  Payments made between Walter and Spinco under this Section 3 that are not made within the prescribed period shall thereafter bear interest at the short term applicable federal rate, (as defined in Section 1274 of the Code and as determined by the IRS from time to time) plus 350 basis points.

SECTION 4.           DISTRIBUTION TAXES

4.1           CONTINUING COVENANTS.  Spinco, for itself, the Spinco Affiliates, WMC and the WMC Affiliates, covenants that on or after the Distribution Date it will not (nor will it cause or permit any member of the Spinco Group to), (i) make or change any tax election, (ii) change any accounting method, (iii) amend any Tax Return or take any Tax position on any Tax Return that is inconsistent with any Tax position on any Tax Return of the Walter Group, or (iv) take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of the Walter Group; unless any such action is required by a Final Determination.

4.2           ADDITIONAL CONTINUING COVENANTS.  (a)  Spinco RESTRICTIONS.   Spinco agrees that it will not take or fail to take, or permit any Spinco Affiliate, WMC or any WMC Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Spinco or WMC, any Spinco Affiliate or WMC Affiliate, or the Spinco Business or WMC Business or that is within the control of Spinco, any Spinco Affiliate, WMC or any WMC Affiliate, and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling.  For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.  Spinco agrees that it will not take (and it will cause the Spinco Affiliates, WMC and the WMC Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of the Distribution as a tax-free transaction under Section 355 of the Code.

(b)           WALTER RESTRICTIONS.  Walter agrees that it will not take or fail to take, or permit any Walter Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Walter (or any Walter Affiliate) or within the control of Walter and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling.  For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.  Walter agrees that it will not take (and it will cause the Walter Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of the Distribution as a tax-free transaction under Section 355 of the Code.

(c)           CERTAIN SPINCO ACTIONS FOLLOWING THE DISTRIBUTION.  Spinco agrees that, during the 2-year period following the Distribution, without first obtaining, at Spinco’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Walter and Spinco agree in writing otherwise, Spinco shall not (1) sell all or substantially all of the assets of Spinco or any Spinco Affiliate, (2) merge Spinco or any Spinco Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of Spinco in a transaction described in Section 351 (other than a transfer to a corporation which files a consolidated return with Spinco and which is wholly-owned, directly or indirectly, by Spinco) or subparagraph (C) or (D) of Section 368(a)(1) of the Code, (4) issue stock of Spinco or any Spinco Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering, or (5) facilitate or otherwise participate in any acquisition of stock in Spinco  that would result in any shareholder owning five percent (5%) or more of the outstanding stock of Spinco.  Spinco or any Spinco Affiliate shall only undertake any of such actions after Walter’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Walter.  The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.2(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement. For the avoidance of doubt, nothing in this Agreement shall in any way prevent or prohibit Spinco from consummating the Merger.

(d)           NOTICE OF SPECIFIED TRANSACTIONS.  Not later than 30 days prior to entering into any oral or written contract or agreement, and not later than 5 days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in Section 4.2(c) of this Agreement, Spinco shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Walter.

4.3           DISTRIBUTION TAXES.  The parties have set forth how certain Tax matters with respect to a Distribution would be handled. Notwithstanding Section 3 of this Agreement, this Section 4.3 shall govern with respect to any and all Distribution Taxes whenever imposed.

(a)           WALTER’S LIABILITY FOR DISTRIBUTION TAXES. Walter and each Walter Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(1)           any action or omission by Walter (or any Walter Affiliate) inconsistent with any material, information, covenant or representation related to Walter, any Walter Affiliate, or the Walter Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Tax Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Walter (or any Walter Affiliate) of liability under this Agreement);

(2)           any action or omission by Walter (or any Walter Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Walter (or any Walter Affiliate) following the Distribution;

(3)           any acquisition of any stock or assets of Walter (or any Walter Affiliate) by one or more other persons (other than Spinco or a Spinco Affiliate) prior to or following the Distribution; or

(4)           any issuance of stock by Walter (or any Walter Affiliate).

(b)           SPINCO’S LIABILITY FOR DISTRIBUTION TAXES.  Spinco and each Spinco Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(1)           any action or omission by Spinco (or any Spinco Affiliate) after the Distribution at any time, that is inconsistent with any material, information, covenant or representation related to Spinco or WMC, or any Spinco Affiliate or WMC Affiliate, or the Spinco Business or the WMC Business, in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by Spinco (or any Spinco Affiliate) to Walter (or any Walter Affiliate) of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Tax Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Spinco (or any Spinco Affiliate) of liability under this Agreement);

(2)           any action or omission by Spinco (or any Spinco Affiliate) after the date of the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) occurring on or prior to the date of the Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of Spinco (or any Spinco Affiliate), stock buyback or payment of an extraordinary dividend (other than the payment of the Taxable Dividend);

(3)           any acquisition (other than the Merger, and for the avoidance of doubt, other than in connection with the Taxable Dividend) of any stock (or limited liability company interests) or assets of Spinco (or any Spinco Affiliate) by one or more other persons (other than Walter or any Walter Affiliate) prior to or following the Distribution; or

(4)           any issuance of stock (or limited liability company interests) by Spinco (or any Spinco Affiliate) after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, other than in connection with the Taxable Dividend.

(c)           JOINT LIABILITY FOR REMAINING DISTRIBUTION TAXES.  Walter and each Walter Affiliate shall be liable for a percentage of any Distribution Taxes (not otherwise allocated by Sections 4.3(a) or (b) of this Agreement) equal to the quotient of (i) Walter’s Market Valuation, divided by (ii) the sum of (x) Walter’s Market Valuation, and (y) Spinco’s Market Valuation.  Spinco and each Spinco Affiliate shall be jointly and severally liable for a percentage of any Distribution Taxes (not otherwise allocated by Sections 4.3(a) or (b) of this Agreement) equal to the quotient of (i) Spinco’s Market Valuation, divided by (ii) the sum of (x) Walter’s Market Valuation, and (y) Spinco’s Market Valuation.

SECTION 5.           EARNINGS AND PROFITS ADJUSTMENTS

5.1           NOTICE. Walter shall notify Spinco within 75 days of an E+P Adjustment.

5.2           REIMBURSEMENT.

(a)           IN GENERAL. To the extent that Spinco is required to pay an Additional Taxable Dividend, Walter shall pay Spinco an amount in cash equal to the lesser of (i) the Additional Taxable Dividend actually paid by Spinco multiplied by the percentage of the Taxable Dividend that was paid in cash and (ii) the amount of such Additional Taxable Dividend actually paid in cash.

(b)           TIMING. Such payment shall be made no later than 2 business days after the date on which such Additional Taxable Dividend is made.

SECTION 6.           MISCELLANEOUS

6.1           TERM.  All rights and obligations arising hereunder shall survive until they are fully effectuated or performed provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

6.2           ALLOCATIONS.  (a)  IN GENERAL.  All computations with respect to any Pre-Distribution Period shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b), taking into account such elections thereunder as Walter, in its sole discretion, shall make.

(b)           TAX ASSETS.  Walter shall advise Spinco in writing within 90 days after the filing of the Consolidated Return for the taxable year that includes the Distribution Date of the allocation of any Tax Assets among Walter, each Walter Affiliate, Spinco, and each Spinco Affiliate.  The parties hereby agree that, for purposes of determining such allocation, Walter shall be free to use any legally permissible method of allocation in its sole discretion.

6.3           FINAL DETERMINATIONS. Spinco and the Spinco Affiliates agree to be bound by (and to report its Taxes consistently with) any Final Determination relating to Spinco, any Spinco Affiliate, WMC and any WMC Affiliate for any Pre-Distribution Period (or portion thereof ending on the Distribution Date), even if such Final Determination affects a Post-Distribution Period (or portion of a Pre-Distribution Period beginning after the Distribution Date).

6.4           CHANGES IN LAW.  Any reference to a provision of the Code or a similar law of another jurisdiction shall include a reference to any successor provision to such provision.

6.5           CONFIDENTIALITY. Each party shall hold and cause its advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 6.5. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

6.6           SUCCESSORS. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto

(including any successor of Walter and Spinco succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party, and shall apply after the Merger to Walter Investment Management Corporation as successor to Spinco.

6.7           AUTHORIZATION, ETC.  Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

6.8           ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements.

6.9           SECTION CAPTIONS.  Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

6.10         GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to laws and principles relating to conflicts of law.

6.11         COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

6.12         WAIVERS AND AMENDMENTS.  This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

6.13         SEVERABILITY.  In case any one or more of the provisions in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be effected or impaired thereby.

6.14         NO THIRD PARTY BENEFICIARIES.  This Agreement is solely for the benefit of the parties to this Agreement and each Walter Affiliate and Spinco Affiliate and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without this Agreement.

6.15         OTHER REMEDIES.  Spinco recognizes that any failure by it or any Spinco Affiliate (and WMC or any WMC Affiliates) to comply with its obligations under Section 4 of this Agreement would result in Distribution Taxes that would cause irreparable harm to Walter, Walter Affiliates, and their stockholders.  Accordingly, Walter shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Walter is entitled at law or in equity.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

WALTER INDUSTRIES, INC.
on behalf of itself and the Walter Affiliates

By:	/s/
Name:	Victor P. Patrick
Title:	Vice Chairman, Chief Financial Officer and General Counsel

WALTER INVESTMENT MANAGEMENT LLC,
on behalf of itself and the Spinco Affiliates

By:	/s/
Name:	Mark J. O’Brien
Title:	Chairman and Chief Executive Officer